Exhibit 99.1
Kronos Bio Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares
San Mateo, Calif., and Cambridge, Mass., October 14, 2020 – Kronos Bio, Inc. (Nasdaq: KRON), a clinical-stage biopharmaceutical company dedicated to the discovery and development of novel cancer therapeutics designed to transform patient outcomes by targeting dysregulated transcription, today announced the closing of its previously announced initial public offering of 15,131,579 shares of its common stock, which includes 1,973,684 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $19.00 per share. Including the option exercise, the aggregate gross proceeds to Kronos Bio from the offering were approximately $287.5 million, before deducting the underwriting discounts and commissions and offering expenses. The shares began trading on the Nasdaq Global Select Market on October 9, 2020, under the ticker symbol “KRON.”
Goldman Sachs & Co. LLC, Jefferies, Cowen and Piper Sandler acted as joint book-running managers for the offering.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission (SEC) and became effective on October 8, 2020. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov. The offering was made only by means of a written prospectus, forming a part of the effective registration statement. A copy of the final prospectus relating to the initial public offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at 866-471-2526, or by email at prospectus-ny@ny.email.gs.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388, or by email at Prospectus_Department@Jefferies.com; Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 833-297-2926, or by email at PostSaleManualRequests@broadridge.com; or Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924, or by email at prospectus@psc.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Kronos Bio, Inc.
Kronos Bio is a clinical-stage biopharmaceutical company dedicated to the discovery and development of novel cancer therapeutics designed to transform patient outcomes by targeting dysregulated transcription. The company has headquarters in San Mateo, Calif., and a research facility in Cambridge, Mass.
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Contact:
Stephanie Yao
Executive Director, Investor Relations and Corporate Communications
650-502-6605
media@kronosbio.com